                                SITE SEPARATION
                                      AND
                              SERVICES AGREEMENT


     This SITE SEPARATION AND SERVICES AGREEMENT (as in effect from time to time and including all exhibits, annexes and schedules hereto, the "SERVICES AGREEMENT"), is dated as of March 17, 1998, by and between S. D. WARREN COMPANY, a Pennsylvania corporation (the "SELLER"), and SPINNAKER INDUSTRIES, INC., a Delaware corporation (the "BUYER").

                                   RECITALS

     WHEREAS, the Buyer and the Seller have entered into an Asset Purchase Agreement, dated as of November 18, 1997 (as in effect from time to time, the "ASSET PURCHASE AGREEMENT"), pursuant to which the Buyer agreed to purchase, and the Seller agreed to sell, certain assets of the Seller comprising its Pressure Sensitive Business (as defined in the Asset Purchase Agreement); and

     WHEREAS, pursuant to the Asset Purchase Agreement, the Seller has agreed to enter into this Services Agreement in order for the Seller to provide to the Buyer certain utilities, operating support, supplies and other services in connection with the Buyer's operation and maintenance of the Pressure Sensitive Business; and

     WHEREAS, the Seller is willing to provide the utilities, services and supplies hereunder, as more fully described below, all on the terms and conditions stated herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer agree as follows:

                                   ARTICLE 1

                                 DEFINED TERMS

     As used in this Services Agreement the following defined terms shall have the following meanings:

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                                      -2-

     "Agency Action" means any notice of violation, complaint, order, consent order, consent agreement or other final action brought by a federal, state, or local regulatory agency having the requisite authority and jurisdiction to bring such action.

     "Applicable Licenses" means those licenses, permits, plans and procedures of the Seller and the Buyer for the Westbrook Facility that have been approved by the cognizant Governmental Authority, and under which the Buyer will conduct its operations of the Pressure Sensitive Business at the Demised Premises and, in part, under which the Seller will provide Utilities and Services to the Buyer. A list of the current Applicable Licenses is set forth in EXHIBIT A hereto

     "Asset Purchase Agreement" has the meaning set forth in the preamble.

     "Bankruptcy" means (a) the filing of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of a party's debts under Title 11 of the United States Code or any successor bankruptcy or insolvency laws, (b) the filing of an answer consenting to or acquiescing in any such petition, (c) the making by a party of any assignment for the benefit of its creditors or the admission by such party in writing of its inability to pay its debts as they mature, (d) the filing of an involuntary petition against a party under Title 11 of the United States Code or any successor bankruptcy or insolvency laws, an application for the appointment of a receiver for the assets of such party, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of such party's debts under any other federal or state bankruptcy or insolvency laws, provided that the same shall not have been vacated, set aside or stayed within a 60-day period after the occurrence of such event, or (e) the entry against a party of a final non-appealable order for relief under any other bankruptcy, insolvency or similar law now or hereafter in effect.

     "Business Services and Transition Agreement" shall have the meaning specified in Section 3.2(d).

     "Buyer" has the meaning set forth in the preamble.

     "Buyer Confidential Information" means any confidential or proprietary information of any type of the Buyer or furnished by the Buyer.

     "Buyer Indemnity Matters" has the meaning set forth in Section 8.1.

     "Buyer Representative(s)" means one or more employees of the Buyer designated to act as the Buyer's liaison and point of coordination for the provision of the various elements of the Utilities and Services. Any Buyer Representative must be reasonably satisfactory to the Seller.

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                                     -3-

     "Confidential Information" means any Buyer Confidential Information or any Seller Confidential Information.

     "Demised Premises" means the property to be leased by the Buyer from the Seller pursuant to the Real Property Leases, including any additional property obtained from the Seller under such Real Property Leases, whether such property is being currently leased or has been purchased by the Buyer from the Seller (as represented on the Site Plan).

     "Easement Agreement" means the Easement Agreement between the Buyer and the Seller of even date hereof.

     "Environmental Law" means any applicable Federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, policy or guideline, permit, agreement or governmental restriction, each as in effect on or prior to the Closing Date, relating to the environment, worker health or safety or to any Hazardous Substance.

     "Governmental Entity" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, Federal, state, local, transnational or foreign.

     "Governmental Authority" means any federal, state, municipal, local or other governmental agency, department, commission, board, bureau, regulatory authority, instrumentality, judicial or administrative body.

     "Hazardous Substances" means any substance, pollutant, contaminant, chemical, waste or material, including petroleum, its derivatives, by-products, and other hydrocarbons, that is listed, identified in, or regulated under any applicable Federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction.

     "Indemnified Party" has the meaning set forth in Section 8.3.

     "Indemnifying Party" has the meaning set forth in Section 8.3.

     "Laws" means any applicable federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restriction.

     "Losses" has the meaning set forth in Section 8.1.

     "Real Property Leases" means each of the Site Lease and the Space Lease.

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                                     -4-

     "Related Agreements" means the Asset Purchase Agreement, this Services Agreement, the Business Services and Transition Agreement, the Site Leases, and any other agreement between the Buyer and the Seller which specifies that it is a Related Agreement for purposes of this Services Agreement.

     "Release" shall mean, with respect to any Hazardous Substance, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of such Hazardous Substance.

     "Remedial Action" means any and all actions required pursuant to applicable Environmental Laws to address the release or threatened release of a Hazardous Substance, including, but not limited to, investigation and cleanup.

     "Seller" has the meaning set forth in the preamble.

     "Seller Confidential Information" means any confidential or proprietary information of any type of the Seller or furnished by the Seller, but excluding any information constituting part of the Acquired Assets.

     "Seller Indemnity Matters" has the meaning set forth in Section 8.2.

     "Seller's Premises" means that portion of the Westbrook Facility other than the Demised Premises.

     "Seller Representative(s)" means one or more employees of the Seller designated to act as the Seller's liaison and point of coordination for the provision of the various elements of the Utilities and Services. Any Seller Representative must be reasonably satisfactory to the Buyer.

     "Services" means the support services to be provided by the Seller to the Buyer for the Pressure Sensitive Business at the Westbrook Facility, as described in Section 3.2.

     "Services Agreement" has the meaning set forth in the preamble.

     "Services Period" has the meaning set forth in Section 3.2.

     "Site Lease" means the Site Lease pursuant to which the Buyer will lease, and has the option to purchase, certain buildings and other space at the Westbrook Facility from the Seller.

     "Site Plan" means the site plan for the Westbrook Facility as it relates to the Pressure Sensitive Business as more fully set forth on EXHIBIT B hereto.

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                                      -5-

     "Space Lease" means the Space Lease pursuant to which the Buyer will lease space in certain buildings at the Westbrook Facility from the Seller.

     "Uncontrollable Circumstances" has the meaning ascribed thereto in
Article 10.

     "Utilities" means the utilities to be provided by the Seller to the Buyer for the Pressure Sensitive Business at the Westbrook Facility, as described in Section 3.1.

     Except as defined above, or otherwise defined in this Services Agreement, all terms, the first letters of which are capitalized, shall have the meanings assigned to them in the Asset Purchase Agreement.

                                   ARTICLE 2

     2.1. MEANS BY WHICH UTILITIES AND SERVICES WILL BE PROVIDED. Except as otherwise provided herein, the Utilities will be provided by the Seller to the Buyer and the Services will be performed by the Seller for the Buyer (without limiting the Seller's obligation to provide the exact types of such utilities and services set forth in this Services Agreement) in a manner that is reasonably consistent with the manner in which such utilities are provided and services are performed by the Seller for the Pressure Sensitive Business prior to Closing. Except as otherwise provided in the Asset Purchase Agreement, the Seller will, at the Buyer's expense, and to the extent necessary, be responsible for obtaining all required amendments to the Seller's Applicable Licenses in order to enable the Seller to provide the Utilities and Services to the Buyer. Prior to incurring any such expense, the Seller will notify the Buyer of any required amendments, and at the Buyer's request will meet to discuss such amendment and the anticipated expense. Each of the Seller and the Buyer agrees that, except as may be required by applicable Laws or by a Governmental Authority, it will not, without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed, alter any of its Applicable Licenses or the operation of its business if such alteration would have a material adverse effect on the other party's operation of its business at the Westbrook Facility.

     2.2. RELATIONSHIP OF THE PARTIES. Nothing in this Services Agreement will constitute or create a joint venture, partnership or other similar arrangement between the Buyer and the Seller; and neither the Buyer nor the Seller shall be authorized to act for the other or to commit the other in any way to pay money for services or materials of third parties. At all times the Seller will act under this Services Agreement solely as an independent contractor and not as an agent or employee of the Buyer.

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                                      -6-

                                   ARTICLE 3

                SCOPE OF UTILITIES AND SERVICES TO BE PROVIDED

     3.l. PROVISION OF UTILITIES GENERALLY. Subject to Section 3.1(i) below, during the period from the Closing Date through the twentieth anniversary of the Closing Date (or such shorter time period as is specifically set forth in this Article 3 for a particular Utility), or as may otherwise be agreed to by the parties hereto (the "UTILITIES PERIOD"), the Seller will provide to the Buyer Utilities as are listed in this Section 3.1, in support of the operation by the Buyer of the Pressure Sensitive Business at the Westbrook Facility.

          (a) STEAM. The Seller will deliver to the Buyer at Building #110 (as shown on the Site Plan), 300 psig steam at a minimum of 10DEG.F superheat, consistent with the use and delivery of steam to the Pressure Sensitive Business of the Seller prior to Closing. The maximum daily usage of such steam by the Buyer shall not exceed 30,000 pounds per hour. There is no minimum daily usage by the Buyer required. Steam flow shall be measured by the two existing flow meters located in Building #110 and by an additional flow meter which shall be installed by the Seller, at the Buyer's expense, on the condensate return line. The Buyer agrees to pay to the Seller the cost of steam delivered to the Buyer hereunder at the rate of $5.50 per MM BTU through the first anniversary of the Closing Date, increasing at a rate equal to 1.5% for each year thereafter. Calculations of MM BTU of steam to be charged to the Buyer will be based on the difference between the MM BTU of steam used and the MM BTU of condensate returned as measured by the existing and installed flow meters. In the event that changes in the Buyer's operations through the fifth anniversary of the date hereof increases maximum daily usage above 30,000 pounds per hour and increases the cost to the Seller of providing steam hereunder beyond the annual increases provided for above, the parties will agree on an appropriate adjustment to these charges. In addition, after the fifth anniversary hereof, in the event that the cost to the Seller of providing steam hereunder increases (whether or not related to changes in the Buyer's operations), these charges will be appropriately adjusted as agreed by the parties; provided, that the Buyer shall be responsible for a portion of such increased costs that is proportionate to the amount of steam provided to the Pressure Sensitive Business relative to the total amount provided to operations at the Westbrook Facility at the Closing, except that the Buyer's proportionate responsibility for such costs shall be increased to reflect any changes in the Pressure Sensitive Business after the Closing. As part of the Buyer's due diligence investigation with respect to the Pressure Sensitive Business, the Seller has confirmed to the Buyer that operation of the Pressure Sensitive Business in accordance with past practice does not require the supply of steam in excess of an average of
23.1 MM BTU per hour (excluding any additional steam required for the thermo-electron steamer to be installed). So long as the Buyer is operating the Pressure Sensitive Business in a manner that is reasonably consistent with the past practice of the Seller, the Seller agrees that from the date hereof through the fifth anniversary of the date hereof, it shall not require the Buyer to pay the cost of steam to the extent that usage thereof in any month exceeds an average hourly rate of 23.1 MM BTU (excluding any additional steam required for the thermo-electron steamer to be installed). If any of the flow meters fails at any time, the Buyer Representative and the Seller Representative shall promptly meet and agree upon a methodology (for example, estimating current usage based on actual usage in a prior period) that will best calculate the amount of the Buyer's steam usage during the period the flow meters are inoperative.

          (b) ELECTRIC POWER. During the period from the Closing Date through the fifth anniversary of the Closing Date, the Seller shall provide to the Buyer 1500 KVA, 11,000 volts 3 phase power and 2,300 volts single phase power from the Seller's power generation plant at the Westbrook Facility. High voltage power (11,000 volts) will be delivered to two of the Buyer's transformers, identified as T-41 and T-42 which are located between Buildings #109 and #110 as shown on the Site Plan. Medium voltage power (2,300 volts) will be delivered to a 2,300/120 volt 50KW lighting transformer to be located within the same area. Maximum daily usage by the Buyer of electric power shall not exceed the limit of the transformers. If the Buyer requests additional power due to expansion, the Seller agrees to provide such power, PROVIDED that the Buyer purchases any necessary additional transformers and subject to the limitations of the Seller's switching station. So long as the Buyer is operating the Pressure Sensitive Business in a manner consistent with the past practice of the Seller, the Seller agrees that from the date hereof through the fifth anniversary of the date hereof, it shall not require the Buyer to pay the cost of electric power to the extent that usage thereof in any quarter exceeds 1,080 KWHr. Revenue class meters will be installed by the Seller, at the Buyer's expense, on the T-41 and T-42 kv/480 volt transformers and on the lighting transformer and any other transformers installed from time to time for the Pressure Sensitive Business. The cost for electric power will be equal to $.0721 per KWHr from the Closing Date through the first anniversary thereof, thereafter, electric power costs shall be indexed to the Central Maine Power intermediate general service primary time of use rate schedule for customers with demand between 400 KW and 1,000 KW, with the winter, on-peak energy charge to be used as the index (the "CMP RATE SCHEDULE"). If for any reason and at any time the CMP Rate Schedule ceases to be in effect, the Buyer Representative and the Seller Representative shall meet to determine a rate schedule satisfactory to both parties which provides for rates on a basis as similar as possible to such rate schedule and any historic increases thereto. In the event that changes in the Buyer's operations through the fifth anniversary of the Closing Date increases the cost to the Seller of providing power hereunder above the increases provide for under the CMP Rate Schedule, these charges will be adjusted appropriately as agreed by the parties.

          (c) CONDITIONED AIR. During the period from the Closing Date through the fifth anniversary of the Closing Date, the Seller will provide to the Buyer from the Seller's system at the Westbrook Facility, conditioned air, at a minimum of 60 psi, filtered and dry, with a maximum dew point of 38DEG.. Air will be delivered to Building #110 as shown on the Site Plan at a maximum of up to 200 SCFM. The Buyer agrees to pay the Seller $36,000 per year for air supplied hereunder.

          (d) WATER. The Buyer will obtain its own water from the Portland Water District commencing on the Closing Date but such water will be provided through pipes leading to the Demised Premises from the Seller's Premises, subject to the rights and easements granted to the Buyer by the Seller in the Easement Agreement. The Seller will, not later than thirty (30) days after the Closing Date, at the expense of the Buyer, install water meters to measure the total water flow to the Buyer and water meters to measure the portion of water flow used by the Buyer solely for sanitary use. Costs of water use as shown on such water meters will be borne by the Buyer. The Buyer will arrange for either the Portland Water District to bill the Buyer directly or the Buyer will reimburse the Seller for the costs of Buyer's water usage. After the fifth anniversary of the Closing Date, the Seller may, upon one year's prior written notice, terminate this arrangement.

          (e) SEWER (PROCESS). (i) Subject to Section 3.1(i) below, the Seller will accept the Buyer's process sewer discharge which complies with the acceptance criteria set forth in subsection (ii) below. There will be no minimum or maximum volume limitations for such sewage discharge, but any significant increase in maximum volume will be subject to the Seller's prior approval (such approval not to be unreasonably withheld or delayed). Any process sewer discharge will be delivered by the Buyer to the Seller at locations which exist as of the Closing Date. The Buyer shall be responsible for all costs and expenses relating to all piping located on that portion of the Demised Premises subject to the Site Lease (whether or not purchased by the Buyer). The Buyer agrees to pay the Seller $0.30 per 1,000 gallons of total water flow less sanitary water flow (as described in paragraph (f) below) through the first anniversary of the Closing Date, as measured by the water meters described in Section 3.1(d) above, such amount to escalate by 1.5% per year thereafter. In the event that changes in the Buyer's operations during the first five (5) years after the Closing Date increase the cost to the Seller of accepting process sewer discharge, these charges will be adjusted appropriately as agreed by the parties. In addition, after the fifth anniversary of the Closing Date, in the event the cost to the Seller of accepting process sewer discharge increases (whether or not related to changes in the Buyer's operations), these charges will be adjusted appropriately as agreed by the parties; provided that the Buyer shall be responsible for a portion of such increased costs that is proportionate to the amount of sewage discharged by the Pressure Sensitive Business relative to the total amount discharged by operations at the Westbrook Facility at the Closing, except that the Buyer's proportionate responsibility for such costs shall be increased to reflect any changes in the Pressure Sensitive Business after the Closing.

               (ii) Any process sewer discharge to be accepted by the Seller must be free of organic solvent or other hazardous material, and must comply with the following terms:

               (A) Discharge from the solvent-recovery decanter will contain dissolved solvent to the limit of its solubility in water.

               (B) Discharge shall be managed by the Buyer so as to avoid solvent odor and/or observable surface sheen at the first collection pond.

               (C) The Buyer will, within thirty (30) days after the Closing Date, prepare and adhere to a plan which has been approved by the Seller in its reasonable discretion, for storm water management which takes into account housekeeping and spill control in the drained area.

               (D) The Buyer agrees to review with, and obtain prior approval of Seller for (such approval not to be unreasonably withheld or delayed), any change in the process which would substantially impact either the volume or content of the process discharge of the Buyer relating to the Pressure Sensitive Business or cause the Seller to violate any of its Applicable Licenses.

               (E) The Buyer agrees that all discharge will comply with the applicable permit conditions of the Seller as in effect from time to time at the Westbrook Facility of which the Buyer has been notified. The Seller shall promptly, and in any event within five (5) business days, notify the Buyer of any pending or actual changes in such applicable permit conditions.

               (F) The Seller will, within 180 days of the Closing Date, install appropriate systems, at the Buyer's expense, to monitor the Buyer's process sewer discharge. In connection with the installation of the monitoring system, the Seller will prepare a baseline characterization analysis of the process sewage discharge currently being generated by the Pressure Sensitive Business. The Seller Representative and the Buyer Representative will from time to time meet to review and revise this analysis as necessary.

          (f) SEWER (SANITARY). (i) Subject to Section 3.1(i) below, the Seller will accept the Buyer's sanitary sewer discharge which complies with the acceptance criteria set forth in subsection (ii) below. There will be no minimum or maximum volume limitations for such sewage discharge, but any significant increase in maximum volume will be subject to the Seller's prior approval (such approval not to be unreasonably withheld or delayed). Any sanitary sewer discharge will be delivered by the Buyer to the Seller through existing mill sanitary sewer collection systems at locations which exist as of the Closing Date. The Buyer agrees to pay to the Seller for such service, costs equal to the current municipal rate for industrial sanitary treatment based on the Buyer's metered water flow used solely for sanitary use, as measured by the water meters described in Section 3.1(d) above. In the event that changes in the Buyer's operations in the first five (5) years after the Closing Date increase the cost to Seller of accepting sanitary sewer discharge, these charges will be adjusted appropriately as agreed by the parties. In addition, after the fifth anniversary of the Closing Date, in the event the cost to the Seller of accepting sanitary sewer discharge increases (whether or not related to changes in the Buyer's operations), these charges will be adjusted appropriately as agreed by the parties; provided that the Buyer shall be responsible for a portion of such increased costs that is proportionate to the amount of sewage discharged by the Pressure Sensitive Business relative to the total amount discharged by operations at the Westbrook Facility at the Closing, except that the Buyer's proportionate responsibility for such costs shall be increased to reflect any changes in the Pressure Sensitive Business after the Closing.

               (ii) Any sanitary sewer discharge to be accepted by the Seller must be free of organic solvent or other hazardous material, and must comply with the following terms:

               (A) Such discharge must not contain any process sewer discharge.

               (B) Such discharge must comply with any restrictions imposed from time to time by the municipal treatment facility.

               (C) The Buyer agrees to review with, and obtain prior approval of Seller for, any change which would substantially impact the volume of the discharge or cause the Seller to violate any of its Applicable Licenses. Seller agrees it will not unreasonably withhold or delay such approval.

               (D) The Buyer agrees that all discharge will comply with the applicable permit conditions of the Seller as in effect from time to time at the Westbrook Facility of which the Buyer has been notified. The Seller shall promptly, and in any event within five (5) business days notify the Buyer of any pending or actual changes in such applicable permit conditions.

          (g) CHANGES IN UTILITY CONSUMPTION. The parties will discuss any major changes in their respective operations, systems or equipment which could materially impact the level of Utilities to be provided by the Seller hereunder, including but not limited to additions or deletions of equipment, changes in time or manner of Utility consumption, or changes in processes or methodologies that may affect Utility consumption, reasonably in advance of implementing any such changes. The Buyer will obtain the Seller's prior approval (such approval not to be unreasonably withheld or delayed) before making any such changes, with the reasonable costs incurred by the Seller in connection with providing such approval, including the reasonable costs of third party consultants or technical experts, and the cost of all such approved changes to be at the Buyer's expense.

          (h) OUTAGES. The parties also will discuss any planned outage (whether total or partial) involving their respective operations, reasonably in advance of such planned outage. The Seller will obtain the Buyer's prior approval (such approval not to be unreasonably withheld or delayed) of the timing of all such planned outage(s). The Seller agrees that, without the Buyer's consent (such consent not to be unreasonably withheld or delayed), any planned outage(s) will not exceed five (5) days in any year. The Buyer acknowledges that any planned outage(s) will be "cold" outages during which the Utilities will be available on a very limited basis or not at all. Each party also will notify the other party immediately upon becoming aware of any forced or unplanned outage (whether total or partial) of its operations and related power consumption and will take all reasonable actions to reduce the scope and/or duration of any such forced or unplanned outage that may have an adverse impact on the other party's operations.

          (i) TERMINATION OF SELLER'S OBLIGATIONS. (i) Notwithstanding anything to the contrary contained herein, after the fifth anniversary of the Closing Date, the Seller will have the right, upon one year's prior written notice to the Buyer, to terminate its obligation to provide any of the Utilities in Sections 3.1(a) (steam), 3.1(e) (process sewer) or 3.1(f) (sanitary sewer) above. In the event the Seller terminates its obligation, it will reimburse the Buyer for the costs of design, engineering, equipment purchase and installation ("CAPITAL COSTS") of (A) in the case of steam, the Capital Cost of converting the operations in existence on the date hereof using steam power to natural gas, or for those processes not converted to natural gas, the Capital Cost of generating and providing steam on a stand-alone basis, (B) in the case of process sewer discharge, the Capital Cost of a system to collect from the process sewer drains, pumping to pre-treatment, required pre-treatment capability, and transfer to the Portland Water District municipal facility, and (C) in the case of sanitary sewer discharge, the Capital Cost necessary to move, collect and discharge sewage directly into the Portland Water District sewage system. In addition, the Seller will make adequate land available at the Westbrook Facility for any required replacement equipment or facilities as more particularly described in the Site Lease.

          (ii) In addition, if Seller has assigned this Agreement in accordance with Section 14.7 hereof and, prior to five years from the date hereof, Buyer notifies Seller of the assignee's material failure to perform its obligations under Section

3.1(a), 3.1(e) or 3.1(f) hereof that has not been cured within thirty (30) days after notice from the Buyer, Seller will reimburse Buyer for all Capital Costs described in 3.1(i)(i) above which relate to the Utility such assignee has failed to provide.

          (iii)     The Capital Cost to be paid by the Seller pursuant to
Section 3.1(i)(i) and (ii) above will be based on the configuration and operations of the Pressure Sensitive Business existing on the Closing Date and a replacement plan that approximates the quality and level of service provided to the Pressure Sensitive Business as in existence on the Closing Date. To the extent that any changes by the Buyer in the configuration or operations of the Pressure Sensitive Business have the effect of increasing the required Capital Cost for replacing any of these Utilities, the Seller will not be responsible for this additional amount of Capital Costs. In the event that the Seller elects to terminate any of these Utilities, the Buyer Representative will develop a proposal and capital budget and submit it to the Seller Representative for review and approval, which approval will not be unreasonably withheld or delayed. The Buyer agrees to use commercially reasonable efforts to minimize any of these required Capital Costs. The Seller, after review of the Buyer's plans, may elect, upon notice to the Buyer, to install the required systems and equipment itself. All designs must comply with appropriate codes and regulations.

     3.2. PROVISION OF SERVICES GENERALLY. The relevant Services listed below will be provided by the Seller to the Buyer, for the periods described below, or for such time or times as may otherwise be agreed to by the parties (the "SERVICES PERIOD"), in connection with the Buyer's operation of the Pressure Sensitive Business at the Westbrook Facility. The Buyer and the Seller agree that, subject to the terms and conditions of this Services Agreement, the provision by the Seller of all Services is of a transitional and interim nature only and for the purpose of enabling the Buyer to start-up and operate the Pressure Sensitive Business at the Westbrook Facility on and after the Closing Date. The parties' intent is that the operations of the Pressure Sensitive Business being transferred to the Buyer will continue uninterrupted in all material ways and that the Pressure Sensitive Business will continue as in effect on the Closing Date. From and after the Closing Date, the Buyer will continue to use all commercially reasonable efforts, including the provision of all necessary resources, to establish the internal expertise or other means to perform or procure the Services by no later than the end of any individual Services Period. The Seller will cooperate reasonably and provide reasonable assistance to the Buyer in connection with such efforts.

          (a) SOLID WASTE. The Seller agrees to collect and compact the Buyer's slab waste for a period of six (6) months from the Closing Date. The Buyer agrees to contract with a third party for all other solid waste disposal relating to its operations at the Westbrook Facility. In connection therewith, the Buyer has obtained a hazardous waste identification number and created a new facility address for the Pressure Sensitive Business. Notwithstanding anything to the contrary contained herein, except with respect to slab waste as described above, the Buyer shall be solely responsible for solid and hazardous waste disposal costs associated with the operation of the Pressure Sensitive Business.

          (b) SHIPPING, TRANSPORTATION AND STORAGE. (i) The Seller will use commercially reasonable efforts to cooperate with the Buyer to maintain the product flow of the Pressure Sensitive Business consistent with that existing prior to Closing. The Seller shall, from the Closing Date through the date one hundred eighty (180) days thereafter, provide the Buyer with shipping labor which, together with such labor as is provided by the Assumed Employees, would provide shipping labor on a basis consistent with the past practice of the Seller relating to the Pressure Sensitive Business. The Buyer agrees to pay the Seller $30,000 per month for such Services. The Buyer may terminate such shipping services upon thirty (30) days' prior written notice to the Seller.

               (ii) The Seller shall, from the Closing Date through the date eighteen (18) months thereafter (the "INITIAL PERIOD") permit the Buyer to have access to the existing loading dock in Building #77 (the Winder Room Storage as shown on the Site Plan) for paper supply unloading. Upon written notice to the Seller given at least thirty (30) days prior to the expiration of the Initial Period, the Buyer may elect to have access to such loading dock for paper supply unloading for an additional eighteen (18) month period, but such access shall occur only between the hours of 3:00 p.m. and 7:00 a.m., local time.

               (iii) The Buyer shall obtain off-site storage space for raw material of the Buyer not manufactured by the Seller at the Westbrook Facility.

          (c) MAINTENANCE SERVICES. (i) As more fully described in the Asset Purchase Agreement, spare parts relating to the Pressure Sensitive Business and either identified in the Closing Statement (as defined therein and as finally adjusted pursuant to Section 3.2 thereof) or constituting part of the Designated Inventory (as defined in the Asset Purchase Agreement) have been delivered to the Buyer on the date hereof. The Seller will provide the Buyer with transitional storage space for spare parts for a period of one hundred and eighty (180) days from the date hereof.

               (ii) The Seller shall provide the Buyer with maintenance labor and machine shop labor which, together with such labor as is provided by the Assumed Employees, would provide maintenance labor and machine shop labor on a basis consistent with the past practice of the Seller relating to the Pressure Sensitive Business. The Seller shall provide such services to the Buyer until the Buyer has had a reasonable amount of time to hire and integrate its own maintenance personnel, but in any event, no longer than the date one hundred eighty (180) days from the Closing Date. The Buyer shall use reasonable commercial efforts to hire and integrate such personnel as soon as possible after the date hereof. The Buyer agrees to pay the Seller $36.00 per hour per person provided by the Seller to perform such Services.

               (iii) The Seller will also coordinate with the Buyer regarding the transitioning of up to eight (8) of the Seller's maintenance workers to the Buyer's employ during the one hundred eighty (180) day period described above. Such maintenance personnel shall be qualified to work in the Pressure Sensitive Business.

          (d) ADMINISTRATIVE SUPPORT. The Seller shall also provide the information, administrative and related support services more particularly described in the Information Services Agreement, dated as of the date hereof (the "BUSINESS SERVICES AND TRANSITION AGREEMENT"), between the Buyer and the Seller.

     3.3 ADMINISTRATION OF SERVICES. The Buyer Representative and the Seller Representative shall meet from time to time to ensure that the level of Services to be provided by the Seller hereunder are being provided on a basis consistent with the past practice of the Seller relating to the Pressure Sensitive Business. In particular, the Buyer Representative and the Seller Representative will create a mutually satisfactory ordering procedure for maintenance and machine shop services to be provided pursuant to Section 3.2(c) above. From and after the Closing Date, if the Buyer's actual scope or volume demand for any type of Service exceeds the levels to be provided as described in Section 3.2, the Buyer may request an increase in the scope and/or volume of such Service. If such request is accepted by the Seller, which acceptance shall be subject to the Seller's then existing commitments to third parties and any constraints or restrictions on its personnel or resources that may, in the Seller's sole judgment, preclude its ability to provide the additional Service(s) requested, the Seller will provide such additional Service(s) to the Buyer. In the event that the Seller agrees to provide such additional Services, the fees payable pursuant to Section 3.2(c), shall be increased appropriately to reflect such increased level of effort. With respect to any additional maintenance services to be provided pursuant to Section 3.2(b), the $36.00 per hour charge shall apply to such additional Services. Notwithstanding the foregoing, nothing herein shall be construed to impose upon the Seller any obligation to provide any increased level of Service beyond the maximum scope and volume levels specified in
Section 3.2 hereof.

     3.4  SERVICES PROVIDED BY THIRD PARTIES; REQUESTS FOR ADDITIONAL
SERVICES.

          (a) At all times, the Buyer shall be free to obtain from any third party services in substitution for any type of the Services.

          (b) In addition, the Buyer may request, from time to time, that the Seller provide additional services during the Services Period as are reasonably necessary for the Buyer to operate the Pressure Sensitive Business to the extent the Seller provides such services as of the Closing Date. The Seller may accept or reject any such request. Unless the Seller and the Buyer otherwise agree, to the extent any such additional service is provided by the Seller, it shall constitute a Service hereunder.

     3.5 PRODUCT SUPPLY. In addition to the Utilities and Services provided above, the Seller shall supply and the Buyer shall purchase liner and face sheet manufactured by the Seller ("SUPPLIES") on the following terms:

          (a) The Seller will supply paper at the prices set forth on the attached ANNEX A, it being understood that such prices do not include freight charges, such charges to be paid by Buyer. The Seller will supply certain paper through the date six (6) months from the Closing Date as set forth on ANNEX A. Upon prior written notice to the Seller, the Buyer may also elect to purchase 2.5 mil liner, 3.2 mil liner and EDP facestock for an additional six (6) months at the prices and in the maximum volumes set forth on ANNEX A. During this period the maximum volume the Buyer can purchase will be based on production volume of the #6 machine.

          (b) The Buyer may on thirty (30) days prior written notice to the Seller reduce its paper requirements for the next month, PROVIDED that, for products manufactured on the #6 paper machine, the Buyer may not reduce volumes such that the #6 machine would be producing less than 325 tons per week unless the Buyer is terminating the Seller's obligation to supply paper from the #6 machine. If the Buyer ceases purchasing both the 2.5 mil liner and the 3.2 mil liner, the Seller shall no longer be obligated to supply either liner.

          (c) The paper to be provided by the Seller will meet the specifications set forth on ANNEX B as in effect at November 1, 1997.

          (d) After the Closing, whenever the Buyer requires Supplies from the Seller, it shall submit a purchase order to the Seller, unless the provision of Supplies is provided for in the schedules referenced in paragraph (f). The Buyer acknowledges that the Seller may produce the Supplies from locations other than the Seller's Westbrook Facility, such as the Seller's facility in Mobile, Alabama, so long as such Supplies are comparable to the Supplies produced by the Seller at the Westbrook Facility. Any purchase order for Supplies shall be governed solely by the terms and conditions of this Services Agreement; and any pre-printed terms and conditions on the front, back, or attached to or referenced in any such purchase order shall be null and void. Subject to the applicable maximum volumes referenced in paragraph (a) above, the Buyer may from time to time provide shipping schedules for the Supplies to the Seller, which shall set forth terms for delivery of the Supplies. Deliveries shall be made only in the quantities and at the times set forth in such schedules. The Buyer shall have the right to cancel, in whole or in part, the delivery of Supplies in accordance with any such schedule upon thirty (30) days prior written notice to the Seller. The Buyer will be obligated to purchase Supplies on the basis set forth in the shipping schedules except to the extent cancelled in accordance with the preceding sentence. Upon delivery of such notice, the Buyer shall be under no obligation to the Seller for Supplies completed or partially completed or related raw material acquired by the Seller, unless the delivery or fabrication of such Supplies or the acquisition of such raw materials was specifically authorized by the Buyer under an authorized shipping schedule that has not been cancelled by the Buyer.

          (e) The parties agree that the quantities identified in ANNEX A are estimates of the Buyer's needs for the Pressure Sensitive Business and shall in no way obligate the Buyer to acquire or take receipt of the quantities specified, and that demand for the products identified in ANNEX A may vary upon the requirements of customers of the Pressure Sensitive Business. However, the Seller will not be required to sell Supplies in excess of the amounts set forth in ANNEX A. The Buyer may acquire certain raw materials or other Supplies from third party manufacturers at any time during the product supply period identified herein without prior notification to the Seller, subject to the terms of this Section 3.5.

          (f) The Buyer will provide to the Seller planned production forecasts and volumes no later than the fifth working day of each calendar month. The monthly planned production forecasts may be used by the Seller to estimate the demand for the two months following the applicable monthly forecast; however, the actual needs of the Pressure Sensitive Business will be conveyed to the Seller on a daily basis, consistent with past practices and the Buyer's obligation to purchase Supplies in the amounts set forth in the shipping schedules pursuant to paragraph (d) above. The Buyer and the Seller shall use commercially reasonable efforts to ensure that an "out-of-stock" condition does not occur at the Pressure Sensitive Business with respect to the Supplies. If the Seller has acquired paper products in anticipation of the Buyer's needs based upon the two month estimated demand set forth in the most recent monthly forecast, and the quality of such materials meets applicable product specifications, then the Buyer shall use commercially reasonable efforts to use such products prior to the termination of the Seller's services under this Section 3.5. The Buyer shall not in any event be responsible for Supplies purchased by the Seller in amounts that exceed the sixty (60) day average demand for said Supplies.

          (g) Each of the Seller and the Buyer shall appoint an employee who shall be responsible for ensuring on-time delivery and no stock shortages of Supplies to the Buyer. In addition, the following persons shall act as scheduling representatives for the purchase and sale of Supplies:

    Buyer's Scheduling Representative         Seller's Scheduling Representative
    ---------------------------------         ----------------------------------
              Gail Stanley                    Julie Goyette  or  Duane Jutting
             (207) 856-4112                   (207) 856-4137     (207) 856-4121

          (h) The Buyer may reject Supplies only if they do not meet the specifications set forth in ANNEX B. Seller shall be responsible for processing all rejected Supplies immediately upon receipt of notification from the Buyer. All Supplies rejected by the Buyer in accordance with this paragraph (h) shall be removed from the Demised Premises within forty-eight
(48) hours of such notification. Credit for such rejected Supplies shall be made to the Buyer within fourteen (14) days after receipt of rejected materials on the Seller's property.

          (i) Title to Supplies sold to the Buyer will pass to the Buyer when said Supplies are placed on the Buyer's manufacturing equipment. The Buyer will be responsible for entering into the Pressure Sensitive Business' manufacturing business system the actual scale weight (the "PURCHASE WEIGHT") of the Supplies, less the average raw material core waste derived from past practices (the "TARE WEIGHT") as set forth below. The Seller shall invoice the Buyer weekly based upon the consumption reports provided to the Buyer as identified in Section 1.4 of the Business Services and Transition Agreement. For the purposes of this Section, the following actual scale weight adjustment calculation shall be used to generate the Purchase Weight:

Raw Liner - 2.5 Mil: Actual Scale Weight less the Tare Weight of 100 lbs = Purchase Weight

Raw Liner - 3.2 Mil: Actual Scale Weight less the Tare Weight of 100 lbs = Purchase Weight

Raw Face - EDP: Actual Scale Weight less the Tare Weight of 35 lbs = Purchase Weight

Raw Face - Latex: Actual Scale Weight less the Tare Weight of 35 lbs = Purchase Weight

     3.6 SOLVENT SUPPLY TO THE SELLER. The Buyer shall, from the Closing Date through the date ten (10) years thereafter, sell to the Seller, and the Seller shall purchase from the Buyer, solvents that are used to operate the #2 solvent coater of the Seller at the Westbrook Facility, in such volumes as are consistent with the past practices of the Seller and so long as the Buyer is using the same solvents in its business and is using the solvent tank.
The Buyer shall give the Seller six (6) months prior written notice of its intention to discontinue its use of solvents or the solvent tank. So long as the Buyer still uses solvents after ten (10) years, it will continue to sell these solvents to the Seller on the terms set forth herein. If at any time the Buyer begins construction requiring the relocation of the solvent tank or any piping or other equipment related thereto, the Seller may, at its option, either terminate the Buyer's obligation to provide such solvents or reimburse the Buyer for all costs related to relocating or reconstructing such piping or other equipment necessary to enable the Buyer to continue to provide such solvents to Seller, and the Buyer agrees, in such event, to relocate or reconstruct such piping or other equipment as necessary. The Seller agrees to pay the Buyer an amount equal to the actual direct costs of such solvents to the Buyer, PLUS, an amount equal to five percent (5%) of such costs. The Seller shall pay the Buyer for solvents at the times and in accordance with the terms applicable to the Buyer with respect to its purchases of Utilities, Services and Supplies, as set forth in
Section 4 hereof.

     3.7 INGRESS AND EGRESS. The Seller shall, at all times during the Utilities Period/Services Period have the right of ingress and egress to and from the Pressure Sensitive Business of the Buyer at the Westbrook Facility for any purposes connected with the provision of the Utilities or Services or the exercise of any right under or the performance of any other obligation required by this Services Agreement.

     3.8 USE OF UTILITIES, SERVICES AND SUPPLIES. The Seller shall be required to provide Utilities, Services and Supplies only to the Buyer; and the Buyer shall not resell any such utilities, services or supplies to any Person whatsoever or permit the use of such services by any Person other than in connection with the operation of the Pressure Sensitive Business in the ordinary course.

     3.9 SELLER'S REMEDIAL OBLIGATIONS. Subject to the provisions and limitations contained in Sections 13.1(b)-(c) of the Asset Purchase Agreement, the Buyer may perform, at its expense, a Phase II site assessment subsequent to Closing at that portion of the Demised Premises subject to the Site Lease. In the event that such report indicates the presence of Hazardous Substances at that portion of the Demised Premises subject to the Site Lease in excess of levels permitted by Environmental Law for which the Buyer will be making a Claim against the Seller under Section 13 of the Asset Purchase Agreement, the Buyer shall promptly deliver a copy of such report to the Seller. Upon receipt of such report, the Seller shall, subject to the provisions and limitations contained in Sections 13.1(b)-(c) of the Asset Purchase Agreement, develop a plan for remediation of such Hazardous Substances (a "REMEDIATION PLAN") and submit such Remediation Plan to the Buyer within sixty (60) days of the date on which the Seller received the report of the Phase II findings from the Buyer and shall thereafter expeditiously proceed to remediate that portion of the Demised Premises subject to the Site Lease in accordance with the terms of the Remediation Plan, to the extent required and in compliance with, Environmental Law and subject to the provisions and limitations contained in Sections 13.1(b)-(c) of the Asset Purchase Agreement.

     3.10 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS SERVICES AGREEMENT, THE UTILITIES, SERVICES AND SUPPLIES, INCLUDING ANY RELATED OR ASSOCIATED MATERIALS PROVIDED IN CONNECTION THEREWITH, ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE 4

                        PRICING; INVOICING AND BILLING

     4.1 UTILITIES, SERVICES AND SUPPLIES. All Utilities, Services and Supplies provided by the Seller to the Buyer hereunder will be provided at the applicable rates established and set forth in Article 3 hereof.

     4.2  INVOICES AND PAYMENT TERMS FOR UTILITIES, SERVICES AND SUPPLIES.

          (a) The Seller will, as soon as reasonably practicable after the end of any calendar month, provide to the Buyer a written invoice for the Buyer's account describing in reasonable detail for such month the actual amount of Utilities, Services and Supplies provided by the Seller to the Buyer during the month and the total price payable by the Buyer for the provision of each type of Utility and Service rendered and all Supplies provided.

          (b) The fees and charges set forth in the Seller's invoice pursuant to subsection (a) of this Section 4.2 will be due and payable to the Seller upon receipt by the Buyer. Payment terms are net thirty (30) days of the date of the Seller's invoice.

          (c) The Seller shall maintain sufficient backup records and information, including the actual hours worked by its personnel providing Services and the price of all direct material purchases for the Buyer's account to reasonably support its invoices provided to the Buyer under this
Section 4.2. Upon reasonable advance request of the Buyer, the Seller shall make the relevant backup records and information available to the Buyer during normal business hours. The Buyer's review rights under this Section 4.2(c) shall not be deemed to be a general right to audit the Seller's books and records, nor shall such rights extend to any books or records in connection with the Seller's billing rates or the basis for or the development of such rates.

     4.3  LATE PAYMENT SERVICE CHARGE.   The Seller will have the right to
add to any invoice, and the Buyer agrees to pay, a service charge of one and one-half percent (1.5%) per month (not to exceed the lawful applicable rate) on all undisputed amounts not paid within the specified time. All disputed amounts, the payment of which is not otherwise resolved between the Buyer Representative and the Seller Representative will be subject to the Dispute Resolution provisions of Article 13. Any payment by the Buyer pursuant to this Section 4.3 shall be without prejudice to the Buyer's rights under
Section 4.2(c) above.

     4.4 TAXES. The fees/prices paid or to be paid to the Seller by the Buyer under this Services Agreement do not include any sales or use taxes now or hereafter applicable to, measured by, or imposed hereunder or as a result of the provision by the Seller of the Utilities or Services or the sale of the Supplies. The Buyer agrees to pay, in addition to any other amount due and payable to the Seller hereunder, all such taxes, if any, directly to the applicable taxing authorities or to reimburse the Seller for all such taxes, if any, which the Seller is required to pay directly to such taxing authorities. Upon request by the Seller, the Buyer will provide the Seller with reasonable evidence of the Buyer's direct payment of all such applicable taxes or the Buyer's exemption from the payment of such taxes.

     4.5 CHANGES IN LAWS. If a change in applicable Laws, whether new Laws or revisions to existing Laws, is promulgated after the Closing Date (a "CHANGE IN LAWS"), the Seller shall have the right, subject to Article 10, "Uncontrollable Circumstances", to include the impact of such Change in Laws in its pricing of Utilities, Services or Supplies, provided hereunder. As soon as reasonably practicable after the occurrence of any such Change in Laws, the Seller shall provide the Buyer with notice of the effect of the Change in Laws hereunder and the need to adjust any of the pricing provisions of this Services Agreement.

     4.6 PARTIES TO COOPERATE ON PAYMENT MATTERS. The parties' respective Representatives will meet, if reasonably requested to do so by either party (including to discuss price changes necessitated by Section 4.5 hereof), to discuss any outstanding issues relating to the pricing of or payment for Utilities and/or Services and/or Supplies provided hereunder.

                                   ARTICLE 5

               ADDITIONAL BUYER OBLIGATIONS AND RESPONSIBILITIES

     5.1 SCOPE AND CONDUCT OF THE BUYER OPERATIONS. In addition to its ownership and operation of the Pressure Sensitive Business, the Buyer will be responsible for day-to-day operation, maintenance and management of its activities at the Westbrook Facility.

     5.2  CONDITIONS FOR USE OF THE WESTBROOK FACILITY.

          (a) The Buyer will use the Seller's Premises for the conduct of the Pressure Sensitive Business only in accordance with the Applicable Licenses and all existing Seller policies, procedures and site requirements for the Westbrook Facility. Included in this condition is the requirement that the Buyer not receive, locate, handle, store, stage or process any waste or materials at the Westbrook Facility if the presence of any such waste or materials at the Westbrook Site is not authorized under the Applicable Licenses.

          (b) The Buyer will access the Seller's Premises using only those means of ingress and egress as are designated on EXHIBIT B hereto. The Buyer shall conduct the activities at the Westbrook Facility so as not to interfere in any material respect with the Seller's other continuing operations at the Westbrook Facility. The Seller shall conduct its activities at the Westbrook Facility so as not to interfere in any material respect with the Buyer's operations of the Pressure Sensitive Business at the Westbrook Facility.

     5.3 SELLER ACCESS. The Buyer will make available on a timely basis to the Seller all information and materials and other access as reasonably requested by the Seller to enable it to provide the Utilities and Services. The Buyer shall give the Seller reasonable access and inspection rights, during regular operating hours and at such other times as are reasonably required, at the Westbrook Facility in connection with the Pressure Sensitive Business for the purposes of providing the Utilities and Services and ensuring compliance with the requirements of the Applicable Licenses under which any Utilities and/or Services are provided.

                                   ARTICLE 6

                             COMPLIANCE WITH LAWS
                              AND RELATED MATTERS

     6.1  COMPLIANCE WITH LAWS.

          (a) The Buyer will conduct its activities and operations for which the Seller will provide Utilities and Services hereunder in compliance, in all material respects, with all applicable Laws (including all Environmental
Laws) and requirements of Governmental Authorities and in accordance with the conditions and requirements contained in the Applicable Licenses, including as described in Section 5.2(a).

          (b) The Seller will provide the Utilities and Services hereunder in compliance, in all material respects, with all applicable Laws (including Environmental Laws) and requirements of Governmental Authorities and in accordance with the conditions and requirements contained in the Seller's Applicable Licenses, including as described in Section 2.1.

          (c) In addition, each party agrees that the recovery of money damages will not be sufficient to compensate the other party hereunder for harm suffered in the event the other party violates subsections (a) or (b) above, as applicable, and the non-violating party shall have the ability to seek appropriate injunctive relief.

     6.2  COMPLIANCE PROCEDURES.

          (a) Prior to the Closing, the Buyer Representative(s) and the Seller Representative(s) with backgrounds in licensing and permitting and environmental regulatory compliance have met to discuss the requirements in the Applicable Licenses and all applicable Westbrook Facility policies, procedures and requirements and their effect on the Buyer's operation of the Pressure Sensitive Business at the Westbrook Facility. After the Closing Date such Representatives will meet on an on-going basis, as necessary, to discuss licensing and permitting and such regulatory matters.

          (b) To the extent that either the Seller or the Buyer receives a "notice of violation" or similar notice from any Governmental Authority relating to their respective operations at their respective facilities at the Westbrook Facility that may reasonably be expected to impact or involve the other party, the recipient will give notice to the other party and at the request of either the Buyer Representative or the Seller Representative, such representatives (or their designees) will meet to discuss such matters.

                                   ARTICLE 7

                                   INSURANCE

     7.1 CONVENTIONAL COVERAGE. Notwithstanding any provision in either of the Real Property Leases to the contrary, as to all activities hereunder, the following insurance shall be obtained and maintained in force so long as the Seller is providing Utilities or Services hereunder, unless otherwise specifically provided herein, for the benefit and protection of the Seller and the Buyer:

          (a) COMPREHENSIVE GENERAL LIABILITY. The Seller and the Buyer each shall carry and maintain, or cause to be carried and maintained, in effect commercial general liability insurance, including contractual liability insurance, providing for limits of $3,000,000 per occurrence for bodily injury, personal injury, products complete operations, fire legal liability and property damage.

          (b) AUTOMOBILE LIABILITY. The Seller and the Buyer each shall carry and maintain, or cause to be carried and maintained, in effect automobile liability insurance covering all owned, non-owned and hired automobiles with insurance limits of $1,000,000 per accident for bodily injury and property damage.

          (c) UMBRELLA LIABILITY. The Seller and the Buyer each shall carry and maintain or cause to be carried and maintained in effect umbrella liability insurance providing for limits of $25,000,000 per occurrence for bodily injury, personal injury and property damage.

          (d) WORKER'S COMPENSATION INSURANCE. The Seller and the Buyer each shall maintain Worker's Compensation complying with the laws of the State of Maine, whether or not such coverage is required by law, and Employers Liability Insurance with limits of $1,000,000 for each accident.

          (e) SPECIAL BUSINESS INTERRUPTION INSURANCE. The Buyer shall, during all applicable Utility Periods, maintain Special Business Interruption Insurance sufficient to cover the Buyer for any losses it may incur as a result of the Seller being unable to provide any Utilities hereunder which would be insurable in a standard "open perils" property policy, which will provide insurance against losses with limits of $5 million per occurrence. This policy will be available for Seller's review upon request.

     7.2  POLICY TERMS.

          (a) Each of the Seller and the Buyer agree to name the other party, as its interests may appear, as an additional insured under the policies either the Seller or the Buyer is required to maintain under Section 7.1(a), (b) and (c) above: (i) with respect to activities performed under this Services Agreement or property which is the subject of this Services Agreement and (ii) to the extent the acts or omissions of one party causes the other party to incur an insurable loss. With respect to any such insurable loss as described in the previous sentence, the applicable policy shall be primary, without right of contribution from any other insurance which may be carried by a party.

          (b)  Each policy referred to in Section 7.1 shall require thirty
(30) days prior written notice to each party of cancellation or non-renewal of any policy or material modification of any term thereof. Each of the policies referred to in Section 7.1(a), (b) and (c) above shall provide that in the event of any loss payment under such policy, the insurer shall waive rights of subrogation against the insured party or its insurance carrier. Each of the policies referred to in Section 7.1(a), (b) and (c) above shall include a cross-liability endorsement providing that inasmuch as the policies as written cover more than one insured, all terms and conditions (with the exception of limits of liability) shall operate in the same manner as if there were a separate policy covering each insured.

          (c) Each policy referred to in Section 7.1 shall be maintained with financially sound and reputable insurance companies having a rating of not less than A-7, as determined by A.M. Best.

     7.3 CERTIFICATES. Within ten (10) days after the Closing Date, each party hereto shall provide the other party hereto with written evidence of the insurance required in Section 7.1 hereof in the form of appropriate insurance certificates specifying amounts of coverage and expiration dates of all policies in effect and referencing the terms required by Section 7.1 hereof.

                                   ARTICLE 8

                                INDEMNIFICATION

     8.1. INDEMNITY BY THE BUYER. Subject to the provisions of Sections 8.3 through 8.7, the Buyer agrees to indemnify and hold the Seller and its Affiliates harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel (collectively, the "LOSSES"), related to or arising directly or indirectly out of any of the following ("BUYER INDEMNITY MATTERS"):

          (a) any breach by the Buyer of any covenant, obligation, or undertaking made by the Buyer in this Services Agreement;

          (b) any violation by the Buyer or its agents of any Law (including any Environmental Laws) or Applicable License at any future time, to the extent said violation is caused by the Buyer or any of its employees or agents at any time prior to termination of this Agreement; and

          (c) any Release or threatened Release of Hazardous Substances by the Buyer or its employees or agents at, on, into or from the Westbrook Facility (including any properties covered by the Site Leases) occurring on or after the date hereof.

     8.2.  INDEMNITY BY THE SELLER.  Subject to the provisions of Sections
8.3 through 8.7, the Seller agrees to indemnify and hold the Buyer and its Affiliates harmless from and with respect to any and all Losses related to or arising directly or indirectly out of any of the following ("SELLER INDEMNITY MATTERS"):

          (a) any breach by the Seller of any covenant, obligation or undertaking made by the Seller in this Services Agreement;

          (b) any violation by the Seller or its agents of any Law (including any Environmental Laws) or any Applicable License at any future time, to the extent said violation is caused by the Seller or any of its employees or agents at any time prior to termination of this Agreement;

          (c) any Release or threatened Release of Hazardous Substances by the Seller or its employees or agents at, on, into or from the Westbrook Facility occurring on or after the date hereof; and

          (d) Any matter described in Section 13.1(a)(iii) of the Asset Purchase Agreement (subject to the applicable limitations set forth in Sections 13.1(b) and (c) thereof).

     8.3. CONTROL AND PARTICIPATION.

          (a) With respect to matters indemnified pursuant to this Article 8 and relating to an Agency Action, the party obligated to provide indemnification hereunder (the "INDEMNIFYING PARTY") upon accepting its responsibility and liability therefor, shall have full control in dealing and negotiating with the cognizant regulatory authorities in order to settle all matters giving rise to the Loss; PROVIDED, HOWEVER, that (i) the party entitled to indemnification hereunder (the "INDEMNIFIED PARTY") shall have the right to attend, at its own expense, any meetings with the regulatory authorities and to receive, upon request, copies of all correspondence, reports, or other documents submitted or received by or on behalf of the Indemnifying Party, and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), take any measure or step that imposes any unreasonable burden or encumbrance upon the conduct of the Indemnified Party's operations.

          (b) Where Remedial Action is required pursuant to this Article 8, the Indemnifying Party shall have the opportunity to perform such Remedial Action, and the Indemnified Party agrees that it shall grant or exercise reasonable efforts to cause to be granted to the Indemnifying Party a right of reasonable access to the affected real property and agrees that it will exercise reasonable efforts to obtain a similar right of access to any leased real property from the Indemnified Party's tenants, for the purpose of undertaking such Remedial Action; PROVIDED, HOWEVER, that such Remedial Action shall be conducted in a manner so as to assure no material interference with ongoing operations. In addition, all Remedial Actions conducted by the Indemnifying Party shall be conducted in compliance with all applicable Laws (including Environmental Laws) and in a manner so as not to violate any of the Indemnified Party's licenses and permits.

          (c) With respect to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party, other than an Agency Action or Remedial Action (a "THIRD PARTY CLAIM"), upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim, and if and only if each of the following conditions is satisfied, the Indemnifying Party may assume the defense of such Third Party Claim, and in the case of such an assumption the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim:

               (i) the Indemnifying Party confirms in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

               (ii) the Indemnifying Party establishes to the reasonable satisfaction of the Indemnified Party that the Indemnifying Party has (and will continue to have) adequate financial resources to satisfy and discharge such action or claim.

          The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

          Notwithstanding the foregoing provisions of this Section 8.3(c):
(i) no Indemnifying Party shall be entitled to settle any Third Party Claim without the Indemnified Party's prior written consent unless as part of such settlement the Indemnified Party is released in writing from all liability with respect to such Third Party Claim and (ii) no Indemnified Party shall be entitled to settle any Third Party Claim without the Indemnifying Party's prior written consent unless as part of such settlement the Indemnifying Party is released in writing from all liability with respect to such Third Party Claim.

     8.4. JOINT RESPONSIBILITY. With respect to the Buyer's indemnification obligations under Section 8.1 and the Seller's indemnification obligations under Section 8.2, to the extent that any Losses relate to or arise directly or indirectly out of any matter, event or occurrence that constitutes a Seller Indemnity Matter and any matter, event or occurrence that constitutes a Buyer Indemnity Matter, such that both the Seller and the Buyer could be entitled to indemnification with respect thereto (for example, a release of a Hazardous Substance that was caused partially by the actions of a Seller employee and partially by the actions of an the Buyer employee), the respective indemnification obligations of the Seller and the Buyer shall be equitably apportioned between them based on the parties' comparative responsibilities.

     8.5.  INSURANCE PROCEEDS.

          (a) No Indemnified Party shall be obligated to pursue or collect from any insurer prior to making a claim for indemnification pursuant to this
Article 8 and no Indemnifying Party shall be entitled to postpone performance of any indemnification obligation under this Article 8 while an insurance claim is pending. However, without limiting any of the provisions of Sections 8.1 through 8.7, in connection with any matter subject to indemnification under this Article 8, the Buyer and the Seller shall cooperate with each other in giving notice of any claim to any insurer (including an insurer of an Indemnified Party) and shall provide reasonable assistance in the collection of any such claim; PROVIDED, HOWEVER, that there is no duty to provide notice, cooperate or assist with respect to an Indemnified Party's insurance policies where the Indemnified Party determines in its sole discretion that such notice, cooperation or assistance could invalidate any portion of the coverage available under such policy or result in the imposition of retroactive premiums or prospective premium increases. In addition, if an Indemnified Party makes such a determination after it has notified its insurer, it shall be entitled to retract such notice.

          (b) If an Indemnified Party actually receives insurance proceeds, the amount for which such Indemnified Party is entitled to indemnification under this Article 8 shall be reduced by an equal amount. In the event an Indemnified Party receives insurance proceeds after being paid by the Indemnifying Party with respect to an indemnifiable matter under this Article 8, the Indemnified Party will remit such proceeds to the Indemnifying Party, up to the amount previously paid by the Indemnifying Party with respect to such matter.

     8.6. SCOPE OF THIS ARTICLE 8. The Seller and the Buyer each acknowledge and agree that, except for equitable relief, including specific performance, its and their sole and exclusive remedy with respect to any and claims relating to or arising from the provision of Utilities and Services under this Services Agreement shall be subject to this Article 8 and, with respect to matters contained in Section 3.9, the parties' remedies shall be governed by Article 13 of the Asset Purchase Agreement.

     8.7. CONSEQUENTIAL AND OTHER DAMAGES WAIVER.

          (a) Neither the Seller nor the Buyer shall be liable, whether in contract, in tort (including negligence and strict liability) or otherwise, for any special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision or the failure to provide any Utilities, Services or Supplies hereunder, including but not limited to, loss of profits or revenue or the loss of use thereof, business interruptions and claims of customers. Notwithstanding the foregoing, the Buyer may seek to recover such special, indirect, incidental or consequential damages if (i) the Seller (A) discontinues providing one or more of the

Utilities at the Westbrook Facility, (B) sells or otherwise transfers all or a substantial part of its operations at the Westbrook Facility, (C) discontinues substantially all of its operations at the Westbrook Facility, or (D) otherwise discontinues performance hereunder; and (ii) as a result of one or more of the foregoing, the Seller would no longer be capable of providing one or more of the Utilities to the Buyer; and (iii) the Seller has not assigned its obligations under this Services Agreement to a third party that agrees in writing to assume all or any relevant portion of the Seller's obligations hereunder; PROVIDED that any such recovery by the Buyer shall not be permitted unless the Seller fails to perform its obligations under Section 3.1(i); PROVIDED further, that the Buyer shall be entitled to recover such damages only (i) to the extent that they are incurred by the Buyer with respect to any applicable Utility during the twelve (12) month period immediately following the Seller's discontinuance of its provision of such Utility hereunder, and (ii) if the Buyer continues to maintain business interruption insurance in accordance with the provisions set forth in Section 7.1(e) hereof, and (iii) to the extent that such special, incidental, indirect, and consequential damages are not fully covered by such insurance.

          (b) The provisions of this Section 8.7 shall prevail over any conflicting or inconsistent provisions set forth in this Services Agreement or in any purchase order or work authorization for Utilities, Services or Supplies issued hereunder.

                                   ARTICLE 9

                      CONFIDENTIALITY AND RELATED MATTERS

     9.1  SELLER AND BUYER CONFIDENTIAL INFORMATION.

          (a) Each of the Seller and the Buyer agrees that it will use the Confidential Information of the other party only in connection with the provision of Utilities, Services and Supplies, and the performance of its other obligations set forth in this Services Agreement and the other Related Agreements and it will not disclose such Confidential Information of the other party to any Person except as expressly permitted by this Section 9.1.

          (b) Either the Seller or the Buyer may disclose the Confidential Information of the other party to its directors, officers, employees and representatives (including outside legal counsel, accountants and other professionals) who have a reasonable need to know the contents thereof and who are subject to a written confidentiality agreement with the disclosing party obligating them to keep confidential the Confidential Information, subject to customary exceptions set forth in subsections (c) and (d) below.

          (c) The foregoing restriction will not apply to the disclosure or use of information which the disclosing party: (i) can show was previously known to it prior to receipt from the other party; (ii) can show was developed by employees or agents of the disclosing party independently of and without reference to any Confidential Information of the other party; (iii) is now, or hereafter becomes, publicly available through no wrongful act of the disclosing party; or (iv) is subsequently disclosed to a party by a third party not owing an obligation of confidentiality to the other party.

          (d) Either party hereto may disclose the other party's Confidential Information to the extent required by applicable Laws or applicable requirements of Governmental Authorities, including any court of competent jurisdiction; provided that the disclosing party has made reasonable efforts to conduct its relevant business activities in a manner such that the disclosure requirements of such Laws, Governmental Authorities or requirements of a court of competent jurisdiction do not apply; and provided further, that the party whose Confidential Information may be disclosed is given notice and an adequate opportunity to contest such disclosure or to use any lawful means available to minimize such disclosure (E.G., the confidential treatment provisions of Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended).

     9.2 THIRD PARTY CONFIDENTIAL INFORMATION. The parties agree that nothing in this Services Agreement shall be deemed to obligate either of them to disclose Confidential Information of the other party in violation of a confidentiality obligation owed by the party possessing such information. In the event that either party discloses Confidential Information to the other party in violation of a confidentiality obligation owed to a third party by the disclosing party, the recipient shall, without limiting its other obligations under this Article 9, upon request, return to the disclosing party all copies of such Confidential Information in any tangible form.

     9.3  LIMITATION ON OBLIGATIONS.  The restrictions set forth in Section
9.1 shall apply to the Seller or the Buyer Confidential Information, as applicable, only to the extent the confidential or proprietary information:
(i) if first disclosed in tangible form, is marked as "Proprietary" or "Confidential" or (ii) if first disclosed in verbal, visual or other intangible form, at the time of disclosure was identified or referred to as proprietary or confidential and is, within sixty (60) days after such disclosure, embodied or described in a tangible form marked "Proprietary" or "Confidential," furnished by the disclosing party to the receiving party.

     9.4 CONFIDENTIAL TREATMENT OF THIS SERVICES AGREEMENT. The parties hereto agree to treat the terms of this Services Agreement as Buyer Confidential Information and Seller Confidential Information.

                                  ARTICLE 10

                         UNCONTROLLABLE CIRCUMSTANCES

     10.1 NO OBLIGATION TO PERFORM. Except as provided in Section 10.2 below, if either party hereto is rendered wholly or partly unable to perform its obligations under this Services Agreement because of Uncontrollable Circumstances (as defined below in Section 10.2), that party shall be excused from whatever performance is affected by the Uncontrollable Circumstances to the extent so affected, provided that:

          (a) the non-performing party, within ten (10) days after it becomes aware of the occurrence of the Uncontrollable Circumstances, gives the other party written notice describing the particulars of the occurrence;

          (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Uncontrollable
Circumstances and shall not in any event apply to any obligation solely to pay money;

          (c) no obligation of either party which arose before the occurrence causing the suspension of performance is suspended as a result of the occurrence; and

          (d) the non-performing party uses its best efforts to promptly remedy its inability to perform.

     10.2 DEFINITION. "Uncontrollable Circumstances" shall mean any act or event that prevents either the Seller or the Buyer from performing its obligations, or complying with any conditions that it must comply with, under this Services Agreement; provided such act or event was not caused by and is beyond the reasonable control of the party relying thereon as justification for such nonperformance or noncompliance. Such acts or events include, without limitation but only to the extent not caused by and outside the reasonable control of the applicable party, acts of God, nuclear emergency, explosion, fire, epidemic, landslide, lightening, earthquake, flood or similar cataclysmic occurrence, act of the public enemy, war, blockade, insurrection, riot, civil disturbance, or restrictions, restraints or requirements imposed by applicable Laws or restrictions, restraints or requirements of Governmental Authorities, whether Federal, state or local, and including changes in such Laws or restrictions, restraints or requirements of Governmental Authorities. Economic hardship involving a party shall not constitute Uncontrollable Circumstances.

                                  ARTICLE 11

                               TERM; TERMINATION

     11.1 TERM. The term of this Services Agreement shall commence on the Closing Date and shall terminate with respect to: (i) the Seller's provision of each Utility, at the end of the applicable Utilities Period for each such Utility; (ii) the Seller's provision of each Service, at the end of the applicable Services Period for each such Service; and (iii) the Seller's provision of Supplies, at the end of the applicable periods specified in
Section 3.5 hereof. In addition, this Services Agreement will terminate in its entirety (including, without limitation, the indemnification provisions contained in Article 8 hereof as to any matters or events occurring after such termination) when the Seller or its assignee is no longer obligated to provide Services, Utilities or Supplies hereunder.

     11.2 TERMINATION BY THE SELLER. The Seller shall have the right to terminate all or any part of this Services Agreement: (i) upon the failure of the Buyer to pay any undisputed amount payable under this Services Agreement within fifteen (15) days after receipt of written notice of non-payment from the Seller, (ii) upon the Bankruptcy of the Buyer or (iii) in the event the Buyer breaches any covenant or obligation in this Services Agreement in any material respect and the Seller delivers a notice of default to the Buyer specifying such material breach and either (x) such breach is not cured within 30 days after the Buyer's receipt of such notice or (y) if such breach is of a nature such that a cure within 30 days is not reasonably possible, the Buyer does not work diligently to cure such breach as promptly as is commercially reasonable under the circumstances.

     11.3 TERMINATION BY THE BUYER.  The Buyer shall have the right to
terminate all or any part of  this Services Agreement:   (i) upon the
Bankruptcy of the Seller or (ii) in the event the Seller breaches any covenant or obligation in this Services Agreement in any material respect and the Buyer delivers a notice of default to the Seller specifying such material breach and either (x) such breach is not cured within 30 days after the Seller's receipt of such notice or (y) if such breach is of a nature such that a cure within 30 days is not reasonably possible, the Seller does not work diligently to cure such breach as promptly as is commercially reasonable under the circumstances or (iii) upon three (3) months prior written notice to the Seller.

     11.4 SURVIVAL. The provisions of Section 3.7, 3.8, 3.10 and Articles 8 (with respect to Seller Indemnity Matters and Buyer Indemnity Matters covered therein; provided that such matters or events occurred prior to termination of this Services Agreement), 9, 12, 13 and 14 shall survive any expiration or termination of this Services Agreement.

                                  ARTICLE 12

                              DISPUTE RESOLUTION

     12.1 PROCEDURE. The parties agree that, all disputes arising out of or related to this Services Agreement shall be resolved as follows:

          (a) Initially a meeting shall be held promptly between the appropriate the Seller Representative and the Buyer Representative having decision making authority regarding the dispute to attempt in good faith to negotiate a resolution of the dispute.

          (b) If within ten (10) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they will submit the dispute to higher levels of their respective managements for resolution.

          (c) If within an additional twenty (20) days after the dispute being submitted to the parties' managements, the parties have not succeeded in negotiating a resolution of the dispute, the parties shall be free to pursue any remedy available to such party, whether in an action at law or in equity.

          (d) Nothing contained in this Section 12.1 shall prohibit any party from seeking specific or equitable relief at any time if the provisions of this Article 12 would otherwise prejudice or damage the party seeking relief hereunder.

     12.2 JURISDICTION AND CONSENT TO SERVICE OF PROCESS, WAIVER OF JURY TRIAL. The parties agree that any legal action, suit or proceeding arising out of or relating to this Services Agreement or the matters contemplated hereby may be instituted in a federal or state court sitting within Cumberland County, Maine, which shall be the exclusive venues of said legal proceedings. Each party waives any objection which such party may now or hereafter have to the laying of venue of any such action in any such court, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action shall be effective against such party when transmitted in accordance with Section 14.2. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by applicable law. EACH OF THE SELLER AND THE BUYER WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN.

                                  ARTICLE 13

                                   TRANSFER

     Prior to the transfer by the Buyer to a third party of the Pressure Sensitive Business, or any interest in the Pressure Sensitive Business, the Buyer shall obtain from the third party transferee written assurances for the Seller of the limitation of and protection against liability following the proposed transfer at least equivalent to that afforded to the Seller under this Services Agreement. Transfer contrary to this Article 13 shall make the Buyer the indemnitor of the Seller against any liabilities incurred by the Seller in excess of those that would have been incurred had no such transfer taken place. This provision shall not preclude assignment of this Services Agreement in accordance with Section 14.7.

                                  ARTICLE 14

                                   GENERAL

     14.1. EXPENSES. Except as expressly set forth in this Services Agreement, all expenses of the preparation, execution and consummation of this Services Agreement and of the transactions contemplated hereby, including, without limitation, attorneys', accountants and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses.

     14.2.  NOTICES.   All notices, demands and other communications
hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or if sent by overnight courier or sent by written telecommunication, as follows:

  If to the Buyer:

     Ned N. Fleming, III, President
     Spinnaker Industries, Inc.
     600 N. Pearl Street, Suite 2160
     Dallas, Texas  75201

     Telecopier: 214-855-0093

     with copies sent contemporaneously to:

     Timothy R. Vaughan, Esq.
     Crouch & Hallett, LLP

     717 North Harwood, Suite 1400
     Dallas, Texas  75201

     Telecopier: 214-922-4193

     Mr. K.C. Caldabaugh
     Brown-Bridge Industries, Inc.
     518 E. Water street
     Troy, Ohio  45373-0370

     Telecopier: 937-332-6501

     If to the Seller to:

     S.D. Warren Company
     225 Franklin Street
     Boston, Massachusetts 02110

     Attention:   General Counsel

     with a copy sent contemporaneously to:

     Bingham Dana LLP
     150 Federal Street
     Boston, Massachusetts 02110

     Attention:   John R. Utzschneider, Esq.

     14.3. ENTIRE AGREEMENT. This Services Agreement (including the Exhibits hereto) together with the Asset Purchase Agreement and the other Related Agreements contains the entire understanding of the parties hereto and thereto, and supersedes all prior agreements and understandings relating to the subject matter hereof and thereof, and shall not be amended except by a written instrument hereafter signed by all of the parties hereto or thereto, as applicable. No waiver of any provision of the Services Agreement shall be effective unless evidenced by a written instrument signed by the waiving party. The Seller and the Buyer further acknowledge and agree that, in entering into this Services Agreement, they have not in any way relied upon any oral or written agreements, statements, promises, information, arrangements, understandings, representations or warranties, express or implied, not specifically set forth in this Services Agreement, the Asset Purchase Agreement or the other Related Agreements.

     14.4. GOVERNING LAW, ETC. This Services Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maine, all rights and remedies being governed by such laws, without regard to its conflict of laws rules.

     14.5 ORDER OF PRECEDENCE FOR INTERPRETATION. To the greatest extent possible, all Exhibits hereto shall be construed and interpreted consistently with the fourteen (14) Articles of this Services Agreement, so that all of these documents compliment each other. All rights, responsibilities and remedies established in such documents are cumulative, but statements of exclusivity with regard to any remedy shall control. Any inconsistency between any provision of one of such documents and any other, shall be resolved by giving priority to the document that has the most applicability and if such document can not be determined by giving priority to this Services Agreement.

     14.6 SECTIONS AND SECTION HEADINGS. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

     14.7 ASSIGNS. This Services Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Services Agreement nor the rights or obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; PROVIDED that the Seller may assign its rights and obligations (i) in connection with the transfer of all or a portion of the Westbrook Facility, to any person or entity who agrees in writing with the Seller and the Buyer to assume and perform all of the Seller's obligations under this Services Agreement, (ii) to an appropriate provider of the relevant Service if such person agrees in writing with the Seller and the Buyer to assume and perform all of the Seller's obligations with respect to such Service under this Services Agreement, or (iii) as collateral security for its lenders, and PROVIDED FURTHER, the Buyer may assign its rights and obligations hereunder
(i) in connection with the sale of all or substantially all of the Buyer's assets, to any person or entity who agrees in writing with the Seller and the Buyer to assume and perform all of the Buyer's obligations under this Services Agreement and (ii) as collateral security for its lenders.

     14.8 NO IMPLIED RIGHTS OR REMEDIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, except the Seller and the Buyer, any rights or remedies under or by reason of this Services Agreement.

     14.9 COUNTERPARTS. This Services Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.10 CONSTRUCTION.

          (a) As used in this Services Agreement, the terms "include" and "including" are not intended to imply an all-inclusive list, and shall be construed as meaning "including without limitation".

          (b) The language used in this Services Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

     14.11 SEVERABILITY. The invalidity or unenforceability of any particular provision of this Services Agreement or the Asset Purchase Agreement shall not affect the other provisions hereof or thereof, and this Services Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

                          [signature page to follow]

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this agreement to be duly executed and delivered as of the date and year first above written.

Attest:                                  S.D. WARREN COMPANY



                                         By:
------------------------------               ------------------------------
                                             Name:
                                             Title:



Attest:                                  SPINNAKER INDUSTRIES, INC.



/s/ Lance M. Hardenburg                  By: /s/ Mark R. Matteson
------------------------------               ------------------------------
                                             Name:  Mark R. Matteson
                                             Title: Vice President,
                                                    Corporate Development

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this agreement to be duly executed and delivered as of the date and year first above written.

Attest:                                  S.D. WARREN COMPANY



/s/ Sarah G. Manchester                  By: /s/ Trevor L. Larkan
------------------------------               ------------------------------
                                             Name:  Trevor L. Larkan
                                             Title: Vice President and
                                                    Chief Financial Officer



Attest:                                  SPINNAKER INDUSTRIES, INC.



                                         By:
------------------------------               ------------------------------
                                             Name:
                                             Title:

                                   EXHIBITS


Exhibit A.    Applicable Licenses

Exhibit B.    Site Plan




                                     ANNEX


ANNEX A       Paper Prices

ANNEX B       Paper Specifications